UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On September 16, 2016, Towerstream Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (“Laidlaw”), as underwriter (the “Underwriter”), pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, and the Underwriter agreed to purchase from the Company, in an underwritten public offering (the “Offering”), an aggregate of 2,962,963 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), at a public offering price of $1.35 per share of Common Stock.

The shares of Common Stock are being offered and sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-212995), as amended, and the prospectus included therein (as so amended, the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 16, 2016.  Under the terms of the Underwriting Agreement, the Company granted to the Underwriter an option, exercisable in whole or in part at any time for a period of 45 days from the date of the closing of the Offering, to purchase up to an additional 444,444 shares of Common Stock at a public offering price of $1.35 per share, to cover over-allotments, if any.

Net proceeds from the Offering are expected to be approximately $3,345,000 (excluding the purchase of any sale of shares of Common Stock pursuant to the over-allotment option granted to the Underwriters), after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The Company may use the net proceeds either for working capital, acquisitions and general corporate purposes, or to prepay a portion of its outstanding debt to Melody Business Finance, LLC. As of the date hereof, the Company has not entered into any binding agreement with Melody Business Finance, LLC relating to prepayment of the outstanding debt and there is no guarantee that it shall be able to enter into such an agreement on terms favorable to it or at all. The purchase and sale of the Common Stock, and the closing of the Offering, is expected to take place on or about September 21, 2016, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriter for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s directors and executive officers have entered into “lock-up” agreements with the Underwriter that generally prohibit, without the prior written consent of Laidlaw, the sale, transfer or other disposition of securities of the Company for a period ending 90 days following September 16, 2016. The Company also agreed to pay the Underwriter’s expenses relating to the Offering, including, without limitation, any fees and expenses of the Underwriter’s counsel, up to a maximum of $150,000.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, market conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as required by law.

Item 8.01               Other Events.

On September 16, 2016, the Company issued a press release announcing the pricing of its public offering of shares of Common Stock. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement Dated September 16, 2016
99.1	Press Release Dated September 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: September 16, 2016	By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer